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
                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ----------------------------
------                                       Washington, D.C. 20549                                                 OMB APPROVAL
FORM 4                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                      ----------------------------
------                                                                                                 OMB Number:        3235-0287
Check this box if no longer     Filed pursuant to Section 16(a) of the Securities Exchange Act         Expires:  September 30, 1998
---------------------------     of 1934, Section 17(a) of the Public Utility Holding Company Act       Estimated average burden
---------------------------      of 1935 or Section 30(f) of the Investment Company Act of 1940        hours per response.......0.5
subject to Section 16. Form 4                                                                          ----------------------------
or Form 5 obligations may
continue.

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1. Name and Address of Reporting   2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s) to Issuer
Person* Stephen Sternbach          Star Multi Care Services, Inc. (SMCS)                        (Check all applicable)
                                                                                      ___X___ Director       ___X___ 10% Owner
                                                                                      ___X___ Officer (give  _______ Other (specify
                                                                                               title below)          below)
                                                                                      Chairman of the Board, President and CEO
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(Last)    (First)    (Middle)       3. IRS or Social         4. Statement for
c/o Star Multi Care Services, Inc,     Number of Reporting      Month/Year
33 Walt Whitman Road                   Person (Voluntary)       January 2003
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           (Street)                                          5. If Amendment,     7. Individual or Joint/Group Filing  (Check
Huntington Station, NY. 11746                                   Date of Original     Applicable Line)
                                                                (Month/Year)         __X__ Form filed by One Reporting Person
                                                                                     _____ Form filed by More than One Reporting
                                                                                           Person
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(City)    (State)    (Zip)                         Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security        2. Trans-   3. Trans-      4. Securities Acquired(A)  5. Amount of         6. Owner-      7. Nature of
   (Instr. 3)                  action      action         or Disposed of (D)         Securities           ship           Indirect
                               Date        Code           (Instr. 3, 4 and 5)        Beneficially         Form:          Beneficial
                                           (Instr. 8)                                Owned at             Direct         Owner-
                               (Month/                                               End of Month         (d) or         ship
                                Day/                                                                      Indirect
                                Year)                                                (Instr. 3 and 4)     (1)
                                                                                                          (Instr. 4)     (Instr. 4)
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                                        Code     V      Amount   (A) or    Price
                                                                 (D)
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 Common Stock par value $.001  1/22/03   P              84,050      A      $.208        84,050                D        15,521
                                                                                                                       See
                                                                                                                       Explanation
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                                                            (Over)
                                                                                             SEC 1474 (7-96)

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FORM 4 (continued) Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

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1. Title of   2. Conver-    3. Trans-    4. Trans-       5. Number of             6. Date Exer-    7. Title and Amount of
Derivative       sion or       action       action          Derivative               cisable and      Underlying Securities
Security         Exercise      Date         Code            Securities               Expiration       (Instr. 3 and 4)
(Instr. 3)       Price of                   (Instr. 8)      Acquired (A)             Date
                 Deri-         (Month/                      or Disposed              (Month/Day/
                 vative        Day/                         of (D)                   Year)
                 Security      Year)                        (Instr. 3, 4 and 5)
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                                           Code     V         (A)        (D)       Date     Expira-    Title      Amount or
                                                                                   Exer-    tion                  Number  of
                                                                                   cisable  Date                  Shares
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8. Price of     9. Number of      10. Ownership     11. Nature of
   Derivative      Derivative         Form of           Indirect
   Security        Securities         Derivative        Beneficial
   (Instr. 5)      Beneficially       Security:         Ownership
                   Owned at End       Direct (D)        (Instr. 4)
                   of Month           or Indirect
                   (Instr. 4)         (I)
                                      Instr. 4)
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Explanation of Responses:

Table I, Item 7

Owned indirectly by Stenbach Family Trust and spouse.

** Intentional misstatements or omissions of facts constitute Federal        s/Stephen  Sternbach             January 24, 2003
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            -----------------------------    ----------------
                                                                             Signature of Reporting Person          Date

Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number. Page 2

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